Exhibit 99.1

           Mentor Graphics Announces Third Quarter Results;
                   Reaffirms 2005 and 2006 Guidance

    WILSONVILLE, Ore.--(BUSINESS WIRE)--Oct. 20, 2005--Mentor Graphics Corporation (Nasdaq:MENT) today announced record revenue for a third quarter of $164.8 million. Earnings were break-even on a GAAP basis, and $0.04 on a non-GAAP basis. Bookings increased to the highest level ever for a third quarter, and were up about 15% on both a year-on-year and a sequential basis.
    "The expected Calibre rebound resulted in a strong booking quarter for Mentor. Bookings for our Design-to-Silicon family of tools were up about 50% sequentially and nearly double the third quarter of 2004," said Walden C. Rhines, CEO and chairman of Mentor Graphics. "Calibre usage continues to expand. For the third quarter, average dollar value of Calibre family bookings was up 60% versus the third quarter of 2004."
    During the quarter, the company introduced enhancements to its wire harness product line, as well as launching its new full automotive design flow. The automotive products, including the Volcano product line, acquired in the second quarter of 2005, performed well in the quarter. Volcano won its first order from a major Chinese auto manufacturer. In addition, more than 40 customers purchased Mentor's advanced verification solution, Questa, which was launched in the second quarter of 2005.
    "We saw positive signs of growth in demand from customers in the quarter. Four of our top ten transactions were renewals, and these deals grew in both absolute dollars and units," said Gregory K. Hinckley, president of Mentor Graphics. "Three years ago when these deals were signed, the market looked bleak and customer demand was down. As these deals are coming up for renewal, we believe our customers' businesses are in much better shape and demand is up. However, while the third quarter booking trend is positive compared to the prior year, total year-to-date bookings still lag the first nine months of 2004 due to first half weakness."
    Revenue by region was 35% Americas, 35% Europe, 15% Japan and 15% Pacific Rim. By product line, revenue was 30% Design-to-Silicon, 30% scalable verification, 25% integrated system design and 15% new and emerging products.
    Term bookings were 55% of total, perpetual was 35%, and subscription was 10%. Top ten accounts were 45% of total bookings, unchanged from the third quarter of 2004.

    GAAP Results

    On a GAAP basis, net income was $0.2 million for the third quarter of 2005, or $0.00 per share, compared to a net loss of $5.7 million, or ($0.08) per share for the same period in 2004.
    Net loss on a GAAP basis for the nine months ended September 30, 2005 was $11.1 million, or ($0.14) per share, compared to a net loss of $36.4 million, or ($0.51) per share for the same period in 2004.

    Non-GAAP Results

    On a non-GAAP basis, net income was $3.4 million for the third quarter of 2005, or $0.04 per share, compared to net income of $3.0 million, or $0.04 per share for the same period in 2004.
    Non-GAAP net loss for the nine months ended September 30, 2005 was $4.0 million, or ($0.05) per share as compared to net income of $18.0 million, or $0.24 per share for the same period in 2004.

    2005 and 2006 Guidance

    Mentor reaffirms its previous full year 2005 and 2006 guidance.

    For 2005, Mentor expects revenue of approximately $700 million, GAAP earnings per share of $0.08 and non-GAAP earnings per share of approximately $0.40, all within previously guided ranges.
    For the fourth quarter, Mentor expects revenue of approximately $216 million, GAAP earnings per share of $0.22 and non-GAAP earnings per share of $0.42.
    For 2006, Mentor continues to expect revenue of approximately $755 million, GAAP earnings per share of $0.30 and non-GAAP earnings per share of approximately $0.50, representing, respectively, 8%, 275% and 25% growth from 2005. Mentor is not providing guidance per quarter for 2006 at this time.
    For the fourth quarter non-GAAP earnings per share estimate, the dilutive impact from Mentor's convertible debt of approximately ($0.02) has been included. For all other earnings per share guidance, the convertible debt is anti-dilutive, and therefore was excluded from the calculations.

    Discussion of Non-GAAP Financial Measures

    Mentor Graphics management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). This measure is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding amortization of intangible assets, merger and acquisition charges, special charges and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships, employment agreements and stock options issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Special charges consist of post-acquisition restructuring costs including severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. In addition, for purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results. In addition, during the nine months ended September 30, 2005, a $4.75 million purchase of technology that had not yet reached technological feasibility, a $957 thousand gain on the sale of a building and a $469 thousand gain on investment earnout income were excluded as management does not consider these transactions a part of its core operating performance. During the nine months ended September 30, 2004, investment earnout and holdback income of $745 thousand were also excluded.
    Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income (loss) because we consider it an important supplemental measure of our performance.
    Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically management adjusts for the excluded items for the following reasons:

    -- Amortization charges for our intangible assets are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to the company's net income (loss) is in the first twelve months following the acquisition.

    -- Special charges are primarily severance related and are due to the company's reallocation or reduction of personnel resources driven by modifications of business strategy or business emphasis and by assimilation of acquired businesses. These costs are originated based on the particular facts and circumstances of business decisions and can vary in size. Special charges also include excess facility and asset-related restructuring charges. These charges are not specifically included in the company's annual operating plan and related budget due to the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers' performance internally.

    -- Merger and acquisition charges are in-process R&D charges, which are largely disregarded as acquisition decisions are made and which often result in charges that vary significantly in size and amount. Management excludes these charges when evaluating the impact of an acquisition transaction and our ongoing performance.

    -- Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various tax jurisdictions in which the company operates assuming current year forecasted geographic business mix. This rate is subject to change as the geographic business mix and statutory tax rates and their effect on the weighted average tax rate differ over time. Our GAAP tax rate for the nine months ended September 30, 2005 is 52% and assumes a pre-tax profit for the year overall resulting in a tax benefit in our 2005 nine month GAAP results. This tax rate is substantially impacted by minor changes in forecasted earnings as pre-tax income for the year is currently projected to be near break-even, which exacerbates the effect of certain mandatory payments in some jurisdictions on our overall expected tax rate. Our adjustment for tax related items in 2005 applies this normalized rate to our non-GAAP pre-tax loss, and thereby reduces the unusually large benefit for taxes reflected in our GAAP results. Our adjustment for tax-related items in 2004 primarily reflects the elimination of the additional tax charge associated with a one-time intercompany tax dividend of $120 million, in addition to the tax impact of other previously described non-GAAP adjustments.

    Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. However, non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. In the future the company expects to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

    -- The company regularly engages in acquisition and assimilation activities as part of its ongoing business and therefore we will continue to experience special charges and merger and acquisition charges on a regular basis. These costs also directly impact available funds of the company.

    -- The company's income tax expense (benefit) will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 17% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

    Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net income (loss), which is our most directly comparable GAAP financial results. We compensate for the limitations of our use of non-GAAP financial measures by relying primarily on our GAAP results and using non-GAAP financial measures only supplementally. For more information, see the consolidated statements of operations contained in this press release.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $700 million and employs approximately 3,950 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

    Mentor Graphics, Calibre and Catapult C are registered trademarks and Questa and Scalable Verification are trademarks of Mentor Graphics Corporation.

    Statements in this press release regarding the Company's guidance for future periods constitute "forward-looking" statements based on current expectations within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to successfully offer products and services that compete in the highly competitive EDA industry including the risk that the Company's technology, products or inventory become obsolete; (ii) reductions in spending on EDA tools by the Company's customers due to cyclical downturns or initiatives to increase profitability, (iii) discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers (iv) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (v) changes in tax laws, regulations or enforcement practices where the Company does business; (vi) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results; (vii) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, (viii) effects of customer seasonal purchasing patterns and the timing of significant orders may negatively or positively impact the Company's quarterly results of operations, (ix) the Company's ability to successfully integrate and manage its acquisitions, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.


                      MENTOR GRAPHICS CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
      (In thousands, except earnings per share data - Unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                              ----------------------------------------
                                   2005     2004       2005     2004
                              ------------ --------  -------- --------
Revenues:
  System and software           $  91,492 $ 89,933  $264,427 $282,545
  Service and support              73,317   72,027   219,552  213,462
                                 --------- --------  -------- --------

               Total revenues     164,809  161,960   483,979  496,007
                                 --------- --------  -------- --------
Cost of revenues:
  System and software               3,166    2,615    12,729   11,800
  Service and support              19,596   20,320    59,843   59,494
     Amortization of purchased
      technology                    3,076    2,672     8,489    7,642
                                 --------- --------  -------- --------

            Total cost of
             revenues              25,838   25,607    81,061   78,936
                                 --------- --------  -------- --------

            Gross margin          138,971  136,353   402,918  417,071
                                 --------- --------  -------- --------
Operating expenses:
  Research and development         51,563   50,990   159,066  147,695
  Marketing and selling            64,728   63,304   197,627  191,055
  General and administration       19,883   18,120    57,343   55,430
  Amortization of intangible
   assets                           1,059      916     3,153    2,488
  Special charges                     (48)     507     2,529    4,370
  Merger and acquisition
   related charges                      -    7,290       750    7,650
                                 --------- --------  -------- --------

            Total operating
             expenses             137,185  141,127   420,468  408,688
                                 --------- --------  -------- --------
Operating income (loss)
                                    1,786   (4,774)  (17,550)   8,383
  Other income, net                 4,144    2,479    10,601    5,699
   Interest expense                (5,461)  (4,755)  (16,130) (13,781)
                                 --------- --------  -------- --------

  Income (loss) before
   income taxes                       469   (7,050)  (23,079)     301
  Income tax expense (benefit)        310   (1,304)  (12,009)  36,665
                                 --------- --------  -------- --------

            Net income
             (loss)             $     159 $ (5,746) $(11,070)$(36,364)
                                 ========= ========  ======== ========

  Net income (loss) per
   share:
    Basic                       $       - $  (0.08) $  (0.14)$  (0.51)
                                 ========= ========  ======== ========
    Diluted                     $       - $  (0.08) $  (0.14)$  (0.51)
                                 ========= ========  ======== ========

  Weighted average number
   of shares outstanding:
    Basic                          79,135   73,213    78,440   71,045
                                 ========= ========  ======== ========
    Diluted                        80,077   73,213    78,440   71,045
                                 ========= ========  ======== ========


                      MENTOR GRAPHICS CORPORATION
            RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED
                       STATEMENTS OF OPERATIONS
       (In thousands, except earnings per share data-Unaudited)

                                         Three Months Ended
                                         September 30, 2005
                                   GAAP      Adjustments     Non-GAAP
                                   -----------------------------------
Revenues:
  System and software              $ 91,492   $      -       $ 91,492
  Service and support                73,317          -         73,317
                                    --------   --------       --------

            Total revenues          164,809          -        164,809
                                    --------   --------       --------
Cost of revenues:
  System and software                 3,166          -          3,166
  Service and support                19,596          -         19,596
  Amortization of purchased
   technology                         3,076     (3,076)   (1)       -
                                    --------   --------       --------

            Total cost of
             revenues                25,838     (3,076)        22,762
                                    --------   --------       --------

            Gross margin            138,971      3,076        142,047
                                    --------   --------       --------

            Gross margin
             percentage                84.3%                     86.2%
                                    --------                 --------
Operating expenses:
  Research and development           51,563          -         51,563
  Marketing and selling              64,728          -         64,728
  General and administration         19,883          -         19,883
  Amortization of intangible assets   1,059     (1,059) (2)         -
  Special charges                       (48)        48  (3)         -
                                    --------   --------       --------

            Total operating
             expenses               137,185     (1,011)       136,174
                                    --------   --------       --------
Operating income                      1,786      4,087          5,873
  Other income, net                   4,144       (469) (4)     3,675
  Interest expense                   (5,461)         -         (5,461)
                                    --------   --------       --------

  Income before income taxes            469      3,618 9,591    4,087
  Income tax expense                    310        385  (5)       695
                                    --------   --------       --------

            Net income             $    159   $  3,233       $  3,392
                                    ========   ========       ========

  Net income per share:
    Basic                          $      -                 $    0.04
                                    ========                 ========
    Diluted                        $      -                 $    0.04
                                    ========                 ========
  Weighted average number of
   shares outstanding:
    Basic                            79,135                   79,135
                                    ========                 ========
    Diluted                          80,077                   80,077
                                    ========                 ========

(1) Amortization of purchased technology acquired in 16 separate acquisition transactions, three of which were completed in the last twelve months. Purchased technology is amortized over two to five years.

(2) Amortization of other identified intangible assets including tradenames, employment agreements, customer relationships and deferred compensation acquired in eight separate acquisition transactions, three of which were completed in the last twelve months. Other identified intangible assets are amortized over two to five years.

(3) Special charges consist of a $550 reversal of previously recorded non-cancellable lease payments related to a facility in North America due to an increase in the expected sublease income substantially offset by costs of $415 incurred for employee rebalances. These rebalance costs included severance benefits, notice pay and outplacement services. In addition, $87 represents other costs incurred to restructure the organization other than employee rebalances and excess leased facility costs.

(4) Investment earnout payment received related to a sale of stock in 2003.

(5) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income (loss) before income taxes.


                      MENTOR GRAPHICS CORPORATION
            RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED
                       STATEMENTS OF OPERATIONS
       (In thousands, except earnings per share data-Unaudited)

                                           Three Months Ended
                                           September 30, 2004
                                   GAAP     Adjustments      Non-GAAP
                                   -----------------------------------
Revenues:
  System and software              $ 89,933  $       -       $ 89,933
  Service and support                72,027          -         72,027
                                    --------  ---------       --------

            Total revenues          161,960          -        161,960
                                    --------  ---------       --------
Cost of revenues:
  System and software                 2,615          -          2,615
  Service and support                20,320          -         20,320
  Amortization of purchased
   technology                         2,672     (2,672) (1)         -
                                    --------  ---------       --------

            Total cost of
             revenues                25,607     (2,672)        22,935
                                    --------  ---------       --------

            Gross margin            136,353      2,672        139,025
                                    --------  ---------       --------

            Gross margin
             percentage                84.2%                    85.8%
                                    --------                 --------
Operating expenses:
  Research and development           50,990          -         50,990
  Marketing and selling              63,304          -         63,304
  General and administration         18,120          -         18,120
  Amortization of intangible assets     916       (916) (2)         -
  Special charges                       507       (507) (3)         -
  Merger and acquisition related
   charges                            7,290     (7,290) (4)         -
                                    --------  ---------       --------

            Total operating
             expenses               141,127     (8,713)       132,414
                                    --------  ---------       --------
Operating income (loss)
                                     (4,774)    11,385          6,611
  Other income, net                   2,479       (745) (5)     1,734
  Interest expense                   (4,755)         -         (4,755)
                                    --------  ---------       --------

  Income (loss) before income
   taxes                             (7,050)    10,640          3,590
  Income tax expense (benefit)       (1,304)     1,914  (6)       610
                                    --------  ---------       --------

            Net income (loss)      $ (5,746) $   8,726       $  2,980
                                    ========  =========       ========

  Net income (loss) per share:
    Basic                          $  (0.08)                 $   0.04
                                    ========                 ========
    Diluted                        $  (0.08)                 $   0.04
                                    ========                 ========
  Weighted average number of
   shares outstanding:
    Basic                            73,213                    73,213
                                    ========                 ========
    Diluted                          73,213                    75,048
                                    ========                 ========

(1) Amortization of purchased technology acquired in twelve separate acquisition transactions, five of which were completed in the last twelve months. Purchased technology is amortized over two to five years.

(2) Amortization of other identified intangible assets including tradenames, employment agreements, customer relationships and deferred compensation acquired in seven separate acquisition transactions, three of which were completed in the last twelve months. Other identified intangible assets are amortized over two to five years.

(3) Special charges primarily consist of $534 in costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, partially offset by a $27 reversal of previously recorded non-cancellable lease payments related to a facility due to an increase in the estimated expected sublease income.

(4) Merger and acquisition related charges consist of an in-process R&D charge related to the acquisitions of 0-In and Palmchip.

(5) Investment earnout and holdback payments received related to a sale of stock in 2003.

(6) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income (loss) before income taxes.


                      MENTOR GRAPHICS CORPORATION
            RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED
                       STATEMENTS OF OPERATIONS
       (In thousands, except earnings per share data-Unaudited)

                                             Nine Months Ended
                                             September 30, 2005
                                      GAAP     Adjustments   Non-GAAP
                                      --------------------------------
Revenues:
  System and software                 $264,427  $       -    $264,427
  Service and support                  219,552          -     219,552
                                       --------  ---------    --------

            Total revenues             483,979          -     483,979
                                       --------  ---------    --------
Cost of revenues:
  System and software                   12,729          -      12,729
  Service and support                   59,843          -      59,843
  Amortization of purchased
   technology                            8,489     (8,489)(1)       -
                                       --------  ---------    --------

            Total cost of revenues      81,061     (8,489)     72,572
                                       --------  ---------    --------

            Gross margin               402,918      8,489     411,407
                                       --------  ---------    --------

            Gross margin percentage       83.3%                  85.0%
                                       --------              --------
Operating expenses:
  Research and development             159,066     (4,750)(2) 154,316
  Marketing and selling                197,627          -     197,627
  General and administration            57,343          -      57,343
  Amortization of intangible assets      3,153     (3,153)(3)       -
  Special charges                        2,529     (2,529)(4)       -
  Merger and acquisition related
   charges                                 750       (750)(5)       -
                                       --------  ---------    --------

            Total operating
             expenses                  420,468    (11,182)    409,286
                                       --------  ---------    --------
Operating income (loss)                (17,550)    19,671       2,121
  Other income, net                     10,601     (1,426)(6)   9,175
  Interest expense                     (16,130)         -     (16,130)
                                       --------  ---------    --------

  Loss before income taxes             (23,079)    18,245      (4,834)
  Income tax expense (benefit)         (12,009)    11,187 (7)    (822)
                                       --------  ---------    --------

            Net loss                  $(11,070) $   7,058    $ (4,012)
                                       ========  =========    ========

  Net loss per share:
    Basic                             $  (0.14)             $   (0.05)
                                       ========              ========
    Diluted                           $  (0.14)             $   (0.05)
                                       ========              ========
  Weighted average number of
   shares outstanding:
    Basic                               78,440                 78,440
                                       ========              ========
    Diluted                             78,440                 78,440
                                       ========              ========

(1) Amortization of purchased technology acquired in 16 separate acquisition transactions, three of which were completed in the last twelve months. Purchased technology is amortized over two to five years.

(2) A charge of $4,750 for a purchase of technology that had not reached technological feasibility. This technology will be the basis for a new offering in the Calibre product family which is expected to be introduced in 2006.

(3) Amortization of other identified intangible assets including tradenames, employment agreements, customer relationships and deferred compensation acquired in eight separate acquisition transactions, three of which were completed in the last twelve months. Other identified intangible assets are amortized over two to five years.

(4) Special charges consist of (i) $2,763 of costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, (ii) a $550 reversal of previously recorded non-cancellable lease payments related to a facility in North America due to an increase in the expected sublease income,
    (iii) a $91 charge for the abandonment of excess leased facility space, and (iv) $225 in other costs incurred to restructure the organization other than employee rebalances and excess leased facility costs.

(5) Merger and acquisition related charges consist of in-process R&D charges related to the acquisitions of Volcano Communications
    Technologies AB and Aptix Corporation.

(6) Investment earnout payment received related to a sale of stock in 2003 and the gain on sale of a building in the first quarter of 2005.

(7) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income (loss) before income taxes.


                      MENTOR GRAPHICS CORPORATION
            RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED
                       STATEMENTS OF OPERATIONS
       (In thousands, except earnings per share data-Unaudited)

                                 Nine Months Ended September 30, 2004
                                   GAAP    Adjustments     Non-GAAP
                                 --------- -----------     ----------
Revenues:
  System and software            $282,545   $       -      $ 282,545
  Service and support             213,462           -        213,462
                                  --------   ---------      ---------

        Total revenues            496,007           -        496,007
                                  --------   ---------      ---------
Cost of revenues:
  System and software              11,800           -         11,800
  Service and support              59,494           -         59,494
  Amortization of purchased
   technology                       7,642      (7,642) (1)         -
                                  --------   ---------      ---------

        Total cost of revenues     78,936      (7,642)        71,294
                                  --------   ---------      ---------

        Gross margin              417,071       7,642        424,713
                                  --------   ---------      ---------

        Gross margin percentage      84.1%                      85.6%
                                  --------                 ---------
Operating expenses:
  Research and development        147,695           -        147,695
  Marketing and selling           191,055           -        191,055
  General and administration       55,430           -         55,430
  Amortization of intangible
   assets                           2,488      (2,488) (2)         -
  Special charges                   4,370      (4,370) (3)         -
  Merger and acquisition related
   charges                          7,650      (7,650) (4)         -
                                  --------   ---------      ---------

        Total operating expenses  408,688     (14,508)       394,180
                                  --------   ---------      ---------

Operating income                    8,383      22,150         30,533
  Other income, net                 5,699        (745) (5)     4,954
  Interest expense                (13,781)          -        (13,781)
                                  --------   ---------      ---------

  Income before income taxes          301      21,405         21,706
  Income tax expense (benefit)     36,665     (32,975) (6)     3,690
                                  --------   ---------      ---------

        Net income (loss)        $(36,364)  $  54,380      $  18,016
                                  ========   =========      =========

  Net income (loss) per share:
    Basic                        $  (0.51)                 $    0.24
                                  ========                 =========
    Diluted                      $  (0.51)                 $    0.24
                                  ========                 =========
  Weighted average number of
   shares outstanding:
    Basic                          71,045                     71,045
                                  ========                 =========
    Diluted                        71,045                     74,181
                                  ========                 =========

(1) Amortization of purchased technology acquired in 12 separate acquisition transactions, five of which were completed in the last twelve months. Purchased technology is amortized over two to five years.

(2) Amortization of other identified intangible assets including tradenames, employment agreements, customer relationships and deferred compensation acquired in seven separate acquisition transactions, three of which were completed in the last twelve months. Other identified intangible assets are amortized over two to five years.

(3) Special charges consist of (i) $1,998 in adjustments primarily related to previously recorded non-cancellable lease payments related to facilities in North America and Europe as a result of a reduction in the estimated expected sublease income, (ii) $1,997 in costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, and
    (iii) $375 which represent other costs incurred to restructure the organization other than employee rebalances and excess leased facility costs.

(4) Merger and acquisition related charges consist of an in-process R&D charge related to the acquisitions of 0-In and Palmchip and Project Technology Inc.

(5) Investment earnout and holdback payments received related to a sale of stock in 2003.

(6) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income (loss) before income taxes.


                      MENTOR GRAPHICS CORPORATION
              RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
                    DILUTED NET EARNINGS PER SHARE
       (In thousands, except earnings per share data-Unaudited)

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP earnings per share for the periods shown below:

                                           Q4 2005     2005     2006
                                           --------  -------  -------

Diluted GAAP net earnings per share        $  0.22  $  0.08  $  0.30
 Amortization of purchased technology (1)     0.05     0.15     0.15
 Amortization of intangible assets (2)        0.01     0.05     0.05
 Special charges (3)                             -     0.04        -
 Merger and acquisition related charges (4)      -     0.01        -
 Purchased technology (5)                        -     0.06        -
 Other income and expense (6)                    -    (0.01)       -
 Income tax adjustment (7)                    0.16     0.02        -
 Dilutive effect of convertible debt (8)     (0.02)       -        -
                                            -------  -------  -------
Diluted non-GAAP net earnings per share    $  0.42  $  0.40  $  0.50
                                            =======  =======  =======

(1) Excludes amortization of purchased technology acquired in 16 separate acquisition transactions. Purchased technology is amortized over two to five years. The guidance for Q4 2005 and 2006 do not assume any new acquisition transactions.

(2) Excludes amortization of other identified intangible assets including tradenames, employment agreements, customer relationships and deferred compensation acquired in ten separate acquisition transactions. Other identified intangible assets are amortized over two to five years. The guidance for Q4 2005 and 2006 do not assume any new acquisition transactions.

(3) Excludes special charges consisting primarily of costs incurred for employee rebalances, which included severance benefits, notice pay and outplacement services, partially offset by a reversal of previously recorded non-cancelable lease payments related to a facility in North America due to an increase in the estimated expected sublease income. The guidance for Q4 2005 and 2006 do not assume any new special charges.

(4) Excludes merger and acquisition related charges consisting of in-process R&D charges related to the acquisitions of Volcano
    Communications Technologies AB and Aptix Corporation. The guidance for Q4 2005 and 2006 do not assume any new merger and acquisition related charges.

(5) Excludes a charge for the purchase of technology that had not reached technological feasibility. This technology will be the basis for a new offering in the Calibre product family which is expected to be introduced in 2006. GAAP and non-GAAP results for 2006 will not include these costs. The guidance for Q4 2005 and 2006 do not assume any new purchases of technology.

(6) Excludes investment earnout income related to a sale of stock in 2003. In addition, the 2005 guidance includes the gain on the sale of a building which occurred in Q1 2005. The guidance for Q4 2005 and 2006 assumes no additional investment earnout income or gain or losses outside the normal course of business.

(7) Non-GAAP income tax expense adjustment is based upon the assumption of a normalized effective rate of 17% on non-GAAP income (loss) before income taxes.

(8) For purposes of calculating earnings per share, fourth quarter non-GAAP earnings are expected to reach a level which would require the inclusion of the dilutive effect of shares attributable to convertible debt in shares assumed outstanding, partly offset by an add back to income for interest expense and other debt related costs.


                      MENTOR GRAPHICS CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                      (In thousands - Unaudited)

                                              As of         As of
                                           September 30, December 31,
                                               2005          2004
------------------------------------------ ------------- ------------
Assets
Current assets:
  Cash, cash equivalents and short-term
   investments                              $   102,098  $    94,287
  Trade accounts receivable, net                 79,145      116,858
  Term receivables, short-term                  129,367      125,832
Prepaid expenses and other                       28,842       28,457
Deferred income taxes                             9,424       10,298
                                              ----------   ----------

    Total current assets                        348,876      375,732

Property, plant and equipment, net               79,567       91,224
Term receivables, long-term                     117,408      139,146
Intangibles, net                                383,169      374,144
Other assets                                     37,141       41,661
                                              ----------   ----------
    Total assets                            $   966,161  $ 1,021,907
                                              ==========   ==========
Liabilities and Stockholders' Equity
Current liabilities:
  Short-term borrowings                     $     7,210  $     9,632
  Accounts payable                               13,312       18,037
  Income taxes payable                           18,845       35,299
  Accrued payroll and related liabilities        54,442       81,709
  Accrued liabilities                            34,484       37,098
  Deferred revenue                              106,599      103,336
                                              ----------   ----------
    Total current liabilities                   234,892      285,111

Long-term notes payable                         282,577      283,983
Other long-term liabilities                      16,705       19,098
                                              ----------   ----------

    Total liabilities                           534,174      588,192
                                              ----------   ----------

Stockholders' equity:
  Common stock                                  381,359      363,455
  Deferred compensation                               -         (508)
  Retained earnings                              28,647       39,717
  Accumulated other comprehensive income         21,981       31,051
                                              ----------   ----------

    Total stockholders' equity                  431,987      433,715
                                              ----------   ----------
    Total liabilities and stockholders'
     equity                                 $   966,161  $ 1,021,907
                                              ==========   ==========


                      MENTOR GRAPHICS CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (In thousands - Unaudited)

                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                      ------------------------- ---------------------
                          2005         2004        2005       2004
                        ----------   ----------   --------   --------
Operating Cash Flows:
Net income (loss)     $       159  $    (5,746) $ (11,070) $ (36,364)
   Depreciation and
    amortization           11,043       11,465     33,128     32,278
   Other adjustments to
    reconcile operating
    cash                     (967)       1,185     (2,434)    34,110
   Changes in working
    capital                   681       14,463      5,712      7,137
                        ----------   ----------   --------   --------

Net cash provided by
 operating activities      10,916       21,367     25,336     37,161
Net cash used in
 investing activities     (26,116)     (27,060)   (46,131)   (50,289)
Net cash provided by
 financing activities       7,662        5,931     13,836     20,015
Effect of exchange rate
 changes on cash and cash
 equivalents                  755            4     (1,936)       (49)
                        ----------   ----------   --------   --------
Net change in cash
 and cash equivalents      (6,783)         242     (8,895)     6,838
Cash and cash equivalents
 at beginning of period    65,804       74,929     67,916     68,333
                        ----------   ----------   --------   --------
Cash and cash
 equivalents at end of
 period, excluding
 short-term
 investments          $    59,021  $    75,171  $  59,021  $  75,171
                        ==========   ==========   ========   ========


                      MENTOR GRAPHICS CORPORATION
             SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
     (In thousands, except for days sales outstanding -Unaudited)

                               Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                               ------------------ -------------------
                                  2005     2004     2005      2004
                                 -------  -------  --------  --------
Geographic Revenue:
  Americas                      $61,702  $68,653  $203,901  $216,575
                                   37.4%    42.4%     42.1%     43.7%
  Europe                        $54,583  $47,637  $140,616  $134,757
                                   33.1%    29.4%     29.1%     27.2%
  Japan                         $22,989  $31,337  $ 79,074  $ 98,490
                                   14.0%    19.4%     16.3%     19.8%
  Pac Rim                       $25,535  $14,333  $ 60,388  $ 46,185
                                   15.5%     8.8%     12.5%      9.3%
Other Data:
  Capital expenditures          $ 4,682  $ 7,887  $ 17,259  $ 16,833
  Days sales outstanding            114      117         -         -

    CONTACT: Mentor Graphics Corporation
             Dennis Weldon, 503-685-1462
             dennis_weldon@mentor.com
             or
             Ryerson Schwark, 503-685-1462
             ry_schwark@mentor.com